Exhibit 99.1

FOR IMMEDIATE RELEASE	SYMBOL: LANC
April 26, 2018	TRADED: Nasdaq

LANCASTER COLONY REPORTS THIRD QUARTER SALES AND EARNINGS
WESTERVILLE, Ohio, April 26 - Lancaster Colony Corporation (Nasdaq: LANC) today reported results for the company’s fiscal third quarter ended March 31, 2018. Highlights for the quarter are as follows:

•	Consolidated net sales increased 0.8% to a third quarter record $296.2 million versus $293.8 million last year.

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Retail net sales were essentially flat at $152.0 million. Sales of shelf-stable dressings and sauces under license agreements remained a growth driver while frozen bread sales volumes declined from the prior-year quarter as we recovered from the disruptions in the supply of our garlic toast products. We implemented pricing actions for our primary refrigerated produce dressings and dips as planned, but our net price realization for the quarter was marginalized by offsetting trade spend, including our previous commitments to retailer promotional activities.

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Foodservice net sales grew 1.5 % to $144.2 million driven by pricing actions taken to help offset higher freight and commodity costs combined with volume increases for frozen yeast rolls and frozen pasta.

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Consolidated gross profit declined $4.0 million to $67.9 million due to the impact of significantly increased freight charges and higher commodity costs. The Foodservice segment pricing and savings realized from our lean six sigma program served to partially offset the higher costs.

•	Selling, general and administrative expenses declined $2.0 million on reduced spending for consumer promotions and cost savings gained through the realignment of our retail broker network.

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Consolidated operating income increased from $22.0 million to $37.7 million. Excluding the pre-tax charge of $17.6 million in the prior-year quarter resulting from the company’s withdrawal from an underfunded multiemployer pension plan, operating income declined $1.9 million or 5.0%. Based on the factors referenced above and excluding the multiemployer pension plan withdrawal charge, consolidated operating margin decreased about 80 basis points. Retail segment operating margin declined from 19.2% to 17.3% while Foodservice segment operating margin improved from 9.6% to 9.9%.

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Net income was $27.6 million, or $1.00 per diluted share, compared to $14.5 million, or $.53 per diluted share last year. Note that the lower tax rate of 27.4% in the current year reflects the favorable impact of the recent federal tax legislation commonly referred to as the Tax Cuts and Jobs Act of 2017 (“Tax Act”). The aforementioned multiemployer pension plan withdrawal charge reduced the prior year’s net income by approximately $11.5 million or $.42 per diluted share.

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The regular quarterly cash dividend paid on March 30, 2018 was maintained at the higher amount of $.60 per share set in November 2017. The company’s balance sheet remained debt free on March 31, 2018 with $187.3 million in cash and equivalents.

For the nine months ended March 31, 2018, net sales increased to $914.8 million compared to $912.0 million a year ago. Net income for the nine-month period totaled $102.9 million, or $3.74 per diluted share, versus the prior-year amount of $86.8 million, or $3.16 per diluted share. As previously reported in our fiscal second quarter earnings release, in addition to the favorable impact of a lower federal income tax rate, the Tax Act also resulted in a one-time deferred tax benefit to this fiscal year’s net income of $9 million or $.33 per diluted share. Conversely, last year’s net income amount was unfavorably impacted by the costs resulting from the company’s withdrawal from an underfunded multiemployer pension plan of approximately $11.5 million or $.42 per diluted share.
CEO David A. Ciesinski commented, “We were pleased to report record net sales in our fiscal third quarter and were particularly encouraged by the higher Foodservice segment sales as our pricing actions took hold to help offset increased commodity and freight costs while the segment’s overall sales volumes held nearly flat. Our lean six sigma program also had another successful quarter in identifying and implementing cost-saving projects throughout our supply chain. In the Retail segment, we finished the quarter with the disruption in the production and supply of our frozen garlic bread products behind us and are now positioned to return to growth and resume promotional support for that product line in the coming quarters. Freight costs were a notable headwind to our fiscal third quarter results and are expected to remain so through our fiscal fourth quarter. We have initiatives in place or planned for both the short- and long-term to address higher freight and commodity costs including further Retail pricing actions, a more optimized distribution network and tactical procurement.”

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Conference Call on the Web
The company’s third quarter conference call is scheduled for this morning, April 26, at 10:00 a.m. ET. You may access a live webcast of the call through a link on the company’s Internet home page at www.lancastercolony.com. A replay of the webcast will also be made available on the company website.
About the Company
Lancaster Colony Corporation is a manufacturer and marketer of specialty food products for the retail and foodservice channels.
Forward-Looking Statements
We desire to take advantage of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 (the “PSLRA”). This news release contains various “forward-looking statements” within the meaning of the PSLRA and other applicable securities laws. Such statements can be identified by the use of the forward-looking words “anticipate,” “estimate,” “project,” “believe,” “intend,” “plan,” “expect,” “hope” or similar words. These statements discuss future expectations; contain projections regarding future developments, operations or financial conditions; or state other forward-looking information. Such statements are based upon assumptions and assessments made by us in light of our experience and perception of historical trends, current conditions, expected future developments; and other factors we believe to be appropriate. These forward-looking statements involve various important risks, uncertainties and other factors, many of which are beyond our control, which could cause our actual results to differ materially from those expressed in the forward-looking statements. Some of the key factors that could cause actual results to differ materially from those expressed in the forward-looking statements include:

•	adverse changes in freight, energy or other costs of producing, distributing or transporting our products;

•	fluctuations in the cost and availability of ingredients and packaging;

•	the reaction of customers or consumers to price increases we may implement;

•	price and product competition;

•	the impact of customer store brands on our branded retail volumes;

•	dependence on contract manufacturers, distributors and freight transporters;

•	capacity constraints that may affect our ability to meet demand or may increase our costs;

•	the success and cost of new product development efforts;

•	the lack of market acceptance of new products;

•	dependence on key personnel and changes in key personnel;

•	the effect of consolidation of customers within key market channels;

•	the ability to successfully grow recently acquired businesses;

•	the extent to which future business acquisitions are completed and acceptably integrated;

•	the possible occurrence of product recalls or other defective or mislabeled product costs;

•	the potential for loss of larger programs or key customer relationships;

•	changes in demand for our products, which may result from loss of brand reputation or customer goodwill;

•	maintenance of competitive position with respect to other manufacturers;

•	efficiencies in plant operations;

•	the impact of any regulatory matters affecting our food business, including any required labeling changes and their impact on consumer demand;

•	stability of labor relations;

•	the outcome of any litigation or arbitration;

•	the impact, if any, of certain contingent liabilities associated with our withdrawal from a multiemployer pension plan;

•	the impact of fluctuations in our pension plan asset values on funding levels, contributions required and benefit costs;

•	changes in estimates in critical accounting judgments; and

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risks related to other factors described under “Risk Factors” in other reports and statements filed by us with the Securities and Exchange Commission, including without limitation our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q (available at www.sec.gov).

Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update such forward-looking statements, except as required by law. Management believes these forward-looking statements to be reasonable; however, you should not place undue reliance on statements that are based on current expectations.

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FOR FURTHER INFORMATION:	Douglas A. Fell, Vice President, Treasurer and CFO, or
Dale N. Ganobsik, Director of Investor Relations
Lancaster Colony Corporation
Phone: 614/224‑7141
Email: ir@lancastercolony.com

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LANCASTER COLONY CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(In thousands except per-share amounts)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2018	2017	2018	2017
Net sales	$296,174	$293,834	$914,755	$911,968
Cost of sales	228,261	221,929	687,424	665,690
Gross profit	67,913	71,905	227,331	246,278
Selling, general & administrative expenses	30,248	32,253	98,075	96,514
Multiemployer pension settlement and related costs	—	17,639	—	17,639
Operating income	37,665	22,013	129,256	132,125
Other, net	375	144	1,145	437
Income before income taxes	38,040	22,157	130,401	132,562
Taxes based on income	10,419	7,686	27,474	45,735
Net income	$27,621	$14,471	$102,927	$86,827

Net income per common share: (a)
Basic	$1.01	$0.53	$3.75	$3.17
Diluted	$1.00	$0.53	$3.74	$3.16

Cash dividends per common share	$0.60	$0.55	$1.75	$1.60

Weighted average common shares outstanding:
Basic	27,405	27,379	27,399	27,369
Diluted	27,458	27,442	27,456	27,438

(a)Based on the weighted average number of shares outstanding during each period.

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LANCASTER COLONY CORPORATION
BUSINESS SEGMENT INFORMATION (Unaudited)
(In thousands)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2018	2017	2018	2017
NET SALES
Retail	$152,011	$151,782	$493,441	$487,238
Foodservice	144,163	142,052	421,314	424,730
Total Net Sales	$296,174	$293,834	$914,755	$911,968

OPERATING INCOME
Retail	$26,321	$29,129	$96,504	$106,840
Foodservice	14,296	13,590	42,393	52,756
Multiemployer Pension Settlement and Related Costs	—	(17,639)	—	(17,639)
Corporate Expenses	(2,952)	(3,067)	(9,641)	(9,832)
Total Operating Income	$37,665	$22,013	$129,256	$132,125

LANCASTER COLONY CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(In thousands)

	March 31, 2018	June 30, 2017
ASSETS
Current assets:
Cash and equivalents	$187,330	$143,104
Receivables	76,731	69,922
Inventories	88,114	76,376
Other current assets	11,840	11,744
Total current assets	364,015	301,146
Net property, plant and equipment	187,413	180,671
Other assets	235,137	234,588
Total assets	$786,565	$716,405

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$58,187	$41,353
Accrued liabilities	36,329	35,270
Total current liabilities	94,516	76,623
Other noncurrent liabilities and deferred income taxes	59,186	63,805
Shareholders’ equity	632,863	575,977
Total liabilities and shareholders’ equity	$786,565	$716,405
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